Exhibit 99.1

Synthesis Energy Systems and Ambre Energy Enter Into Technical Study Agreement for Coal to Liquids Project

HOUSTON, Texas, August 30, 2011 — Synthesis Energy Systems, Inc. (NASDAQ: SYMX) (“SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, announced today that it has entered into a Technical Study Agreement with Ambre Energy (“Ambre”) of Australia to supply a proprietary gasification design to support Ambre’s development of a planned Coal to Liquids Project (“ambreCTL”). Ambre intends to integrate this technical study with its engineering work on the overall ambreCTL project that it is developing in Queensland, Australia.

The ambreCTL project, when completed, will produce approximately 18,000 bbl/day of gasoline and about 40 million gallons per year of LPG. SES’ U-GAS® gasification technology is intended to convert approximately four million tons of low rank, high ash coal annually into syngas for the subsequent production of gasoline and LPG. In a coal test run performed in December 2010 at SES’ commercial coal gasification project in Shandong Province, China, SES achieved greater than 98% carbon conversion with Ambre Energy’s low-rank Australian coal intended for use in the ambreCTL project.

Robert Rigdon, President and CEO of SES, stated, “We are pleased to have entered into this agreement with Ambre Energy, which has identified SES’ U-GAS® platform as an ideal technology solution for their ambreCTL facility. To support Ambre’s project development, we will commence with the technical study based on our gasification technology, which will be incorporated into Ambre’s overall project development. We look forward to completing this study, which is an important milestone toward completing our license agreement with ambreCTL.

Edek Choros, CEO of Ambre Energy, commented, “We have worked with SES for about a year and we have found their gasification technology to be an excellent fit for converting our coal assets into high-value products. SES’ recent progress in China and India in building strategic business partnerships gives us confidence in the value they bring. This technical study is an important step toward securing the technology license and moving forward with our project in Australia, which will allow us to bring needed clean, low cost, coal-based fuels to the region.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the ZJX and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice

In connection with the proposed transaction, SES has filed a preliminary proxy statement, and intends to files a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

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Contact:

Synthesis Energy Systems, Inc.
Kevin Kelly
Chief Accounting Officer
(713) 579-0600
Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com